Exhibit 99(A)(2)

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT
OF
OHA PRIVATE CREDIT FUND, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of OHA Private Credit Fund, LLC, a Delaware limited liability company (the “Company”), effective as of December 16, 2021, is entered into by and between the Company and Oak Hill Advisors, LP. (or any entity which is the successor thereto), as the member (the “Member”).

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), by filing the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on December 16, 2021; and

WHEREAS, the Member desires to enter into this Agreement to set forth the terms and conditions under which the Company shall be governed and managed and the relations of the members upon the terms and conditions set forth herein.

NOW, THEREFORE, the Member hereby agrees as follows:

1.            Name.  The name of the limited liability company is “OHA Private Credit Fund, LLC.”

2.         Purpose.  The purpose of the Company, and the nature of the business to be conducted and promoted by the Company, is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable or incidental to the foregoing.

3.           Powers of the Company.  Subject to any limitations set forth in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2.

4.           Registered Office and Agent.  The principal office of the Company, and such additional offices as the Member may determine to establish, shall be located at such place or places as the Member may designate from time to time.  The registered office of the Company in the State of Delaware, and the registered agent for service of process on the Company at such address, shall be as specified in the Certificate or as is designated by the Member from time to time in accordance with the Act.

5.           Fiscal Year.  The fiscal year of the Company shall end on the 31st day of December in each year, or such other date designated by the Member.

6.          Term.  The Company was formed upon the acceptance of the Certificate by the office of the Secretary of State of the State of Delaware and shall continue in existence until dissolved in accordance with Section 8 hereof.

7.            Management.

(a)        Authority; Powers and Duties of the Member.  The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company.  Any action taken by the Member shall constitute the act of and serve to bind the Company.  Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement.  The Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

(b)          Election of Officers; Delegation of Authority.  The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”).  Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member.  Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company.  Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her.

8.           Dissolution.  The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the term stated in the Certificate expires or (b) upon the affirmative decision of the Member to liquidate and/or dissolve the Company.  During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

9.         Capital Contributions; Additional Capital Contributions.  The Member has made the capital contribution to the Company reflected on the books and records of the Company.  The Member is not required to make any additional capital contribution to the Company.  The Member may from time to time make capital contributions to the Company in the form of cash, property, services or otherwise, and upon such contribution the Member’s capital account balance shall be adjusted accordingly.

10.          Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member in its sole discretion.

11.        Admission of Additional Members.  One or more members may be admitted to the Company from time to time in the sole discretion of the Member.  Before the admission of any such additional members, the Member and the Company shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members.  A new member shall be deemed admitted upon the execution of this Agreement or a counterpart of this Agreement by or on behalf of such member.

12.        Liability of the Member.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

13.         Indemnification.  To the fullest extent permitted under the Act, the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim, or expense (including attorneys’ fees) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 13 shall be provided out of and to the extent of Company assets only, and neither the Member nor any other person shall have any personal liability on account thereof.  The Company shall have the ability to indemnify and advance expenses as provided in this Section 13 to any Officer of the Company as determined by the Member in its sole discretion.

14.          Tax Matters.  For so long as the Member is the sole member of the Company, the Company and the Member intend that that the Company be classified as a disregarded entity for U.S. federal (and, if applicable, state and local) income tax purposes.  Neither of such parties (or their respective affiliates) shall take any (a) action inconsistent with such classification (including filing Internal Revenue Service Form 8832 to elect classification as an association taxable as a corporation), or (b) position inconsistent with such classification in any tax context (including in the preparation and filing of any tax return or the defense of any tax examination or audit).

15.        Membership Interests; Certificates.  The Company will not issue any certificates to evidence ownership of the membership interests.  So long as any pledge of any membership interests is in effect, the Company shall not elect to have membership interests in the Company be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction.  So long as any pledge of any membership interests is in effect, this Section 15 shall not be amended and any purported amendment to this provision shall not take effect until all security interest granted in any membership interest of the Company have been terminated.

16.          Amendment.  Any amendment to this Agreement shall require the consent of the Member only.

17.         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

18.       Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.

19.          Notices.  Each notice relating to this Agreement shall be in writing and shall be delivered (a) in person, by registered or certified mail, private courier or (b) by telecopy or other facsimile transmission, confirmed by telephone to an officer of the recipient.  All notices to the Member shall be addressed to such Member at 1 Vanderbilt Avenue, 16th Floor, New York, NY  10017 or at such other address as the Member may have designated by notice to the Company in writing.

20.       Headings.  The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

21.        Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties and to their respective heirs, executors, administrators, successors and permitted assigns.

22.          Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

MEMBER: Oak Hill Advisors, L.P.

By:	/s/ Gregory S. Rubin
	Name:	Gregory S. Rubin
	Title:	Authorized Person